Exhibit 99.1

Sphere 3D Reports First Quarter Fiscal Year 2019 Financial Results

SAN DIEGO, Calif. – May 15, 2019 – Sphere 3D Corp. (NASDAQ: ANY), a company delivering containerization, virtualization, and data management solutions, today reported financial results for its first quarter ended March 31, 2019.

“This quarter was the first full quarter since the divestiture of Overland in Q4 of 2018. We were able to reduce our operating expense in Q1 2019 vs Q1 2018 by just over 50%, and saw an increase in gross margins as well,” said Peter Tassiopoulos, chief executive officer of Sphere3D, adding, “We continue to assess the business for additional potential improvements to our operating results.”

First Quarter 2019 Financial Results:
On November 13, 2018, the Company closed the divestiture of its Overland subsidiary and related business. The financial results of Overland for the first quarter of 2018 have been reflected in the Company’s consolidated statements of operations as discontinued operations. All results below exclude discontinued operations. Our results for first quarter 2019 were as follows:

•	Revenue for the first quarter of 2019 was $2.1 million, compared to $2.4 million for the first quarter 2018.

•	Gross margin for the first quarter of 2019 was 32.6%, compared to 18.7% for the first quarter of 2018.

•	Operating expenses for the first quarter of 2019 were $2.4 million, compared to $4.9 million for the first quarter of 2018.

•

Share-based compensation expense for the first quarter of 2019 was $124,000, compared to $821,000 for the first quarter of 2018. Depreciation and amortization was $267,000 in the first quarter of 2019, compared to $1.5 million for the first quarter of 2018.

•

Net loss from continuing operations for the first quarter of 2019 was $1.8 million, or a net loss of $0.82 per share, compared to a net loss from continuing operations of $5.1 million, or a net loss of $5.35 per share, for the first quarter of 2018.

•	Net loss from discontinued operations for the first quarter of 2018 was $1.7 million, or a net loss of $1.76 per share.

Investor Conference Call:
Sphere 3D will not be hosting a first quarter fiscal year 2019 earnings conference call.

About Sphere 3D:
Sphere 3D Corp. (NASDAQ: ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premise implementations through its global reseller network and professional services organization. Sphere 3D has a portfolio of brands, including HVE ConneXions, UCX ConneXions, and SnapServer® dedicated to helping customers achieve their IT goals. For more information, visit www.sphere3d.com. Follow us on Twitter @Sphere3Dand@HVEconneXions

Safe Harbor Statement:

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, our inability to obtain additional debt or equity financing; any increase in our cash needs; the Company’s ability to maintain listing with the NASDAQ Capital Market; market adoption and performance of our products; the level of success of our collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports contained in our Annual Information Form and other filings with Canadian securities regulators (www.sedar.com) and in prior periodic reports filed with the United States Securities and Exchange Commission (www.sec.gov). Sphere 3D undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:
Kurt Kalbfleisch
+1-858-495-4211
Investor.relations@sphere3d-overland.com

SPHERE 3D CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2019	2018
	(Unaudited)
Revenue	$2,130	$2,373
Cost of revenue	1,435	1,930
Gross profit	695	443

Operating expenses:
Sales and marketing	453	781
Research and development	697	1,111
General and administrative	1,252	3,000
	2,402	4,892
Loss from operations	(1,707)	(4,449)
Interest expense - related party	(142)	(558)
Interest expense	(3)	-
Other income (expense), net	8	(126)
Net loss from continuing operations	(1,844)	(5,133)
Net loss from discontinued operations	-	(1,690)
Net loss	$(1,844)	$(6,823)

Net loss per share:
Continuing operations	$(0.82)	$(5.35)
Discontinued operations	-	(1.76)
Net loss per share basic and diluted	$(0.82)	$(7.11)

Shares used in computing net loss per share:
Basic and diluted	2,236,590	959,828

SPHERE 3D CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2019	2018
	(Unaudited)	(Unaudited)

ASSETS
Cash and cash equivalents	$139	$341
Accounts receivable, net	859	1,142
Inventories	1,247	1,230
Other current assets	596	784
Total current assets	2,841	3,497
Investment in affiliate	2,100	2,100
Property and equipment, net	5	6
Intangible assets, net	3,101	3,348
Goodwill	1,385	1,385
Other assets	1,114	950
Total assets	$10,546	$11,286

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities	$9,594	$9,639
Series A redeemable preferred shares	6,701	6,571
Other long-term liabilities	1,433	683
Total shareholders' deficit	(7,182)	(5,607)
Total liabilities and shareholders' deficit	$10,546	$11,286